UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1 to

Registration Statement on Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

INTERLINE BRANDS, INC.
(Exact name of registrant as specified in its charter)
Delaware	03-0542659
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

701 San Marco Boulevard, Jacksonville, Florida	32207
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:  None

Item 1.  Description of Registrant’s Securities to be Registered.

Reference is made to Item 1 of the Registration Statement on Form 8-A of Interline Brands, Inc. (the “Company”) filed with the Securities and Exchange Commission on March 23, 2009 relating to the distribution by the Company of one preferred stock purchase right for each outstanding share of the Company’s common stock (par value $0.01 per share) pursuant to the Rights Agreement (the “Rights Agreement”), dated as of March 22, 2009, by and between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”).

On March 16, 2010, the Company and the Rights Agent entered into an amendment (the “Amendment”) to the Rights Agreement. Pursuant to the Amendment, the Final Expiration Date of the Rights (each as defined in the Rights Agreement) was advanced from the close of business on March 22, 2012 to the close of business on March 17, 2010.  As a result of the Amendment, as of the close of business on March 17, 2010, the Rights were no longer outstanding or exercisable and the Rights Agreement was effectively terminated and of no further force and effect.

The Amendment is filed as Exhibit 4.1 to this Amendment No. 1 to Form 8-A and incorporated by reference herein.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

4.1
Amendment No. 1 to Rights Agreement, dated as of March 16, 2010, by and between Interline Brands, Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 18, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTERLINE BRANDS, INC.

By:	/s/ Michael J. Grebe
Name:	Michael J. Grebe
Title:	Chairman, Chief Executive Officer and President

Date: March 18, 2010

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Amendment No. 1 to Rights Agreement, dated as of March 16, 2010, by and between Interline Brands, Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 18, 2010).